EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
IMNET Systems, Inc.

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 27289) and Form S-8 (No. 333-4014, No. 333-4016, No.
     333-19395, No. 333-19397, and No. 333- 19429) of IMNET Systems, Inc. of our
     report dated October 6, 1997, relating to the consolidated balance sheets of IMNET Systems, Inc. and subsidiaries as of June 30, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, and the related schedule, which report appears in the June 30, 1997 annual report on Form 10-K of IMNET Systems, Inc.

                                             KPMG PEAT MARWICK LLP


Atlanta, Georgia
November 3, 1997







487203.1
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